Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of OMNI Energy Services Corp. on Form S-8 of our reports dated March 16, 2007, with respect to the consolidated financial statements and management’s assessment of the effectiveness of internal controls over financial reporting and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of OMNI Energy Services Corp. for the year ended December 31, 2006.

/s/ Pannell Kerr Forster of Texas, P.C.

Houston, Texas

October 3, 2007